      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                             NABISCO HOLDINGS CORP.

             (Exact name of registrant as specified in its charter)

         DELAWARE                                7 CAMPUS DRIVE                              13-3077142
      (State or other                     PARSIPPANY, NEW JERSEY 07054                    (I.R.S. Employer
      jurisdiction of                   (Address, including zip code, of                 Identification No.)
     incorporation or               registrant's principal executive office)
       organization)

                            ------------------------

   STOCK OPTION PLAN FOR DIRECTORS OF NABISCO HOLDINGS CORP. AND SUBSIDIARIES

                            (Full title of the plan)

                         ------------------------------

                           JAMES A. KIRKMAN III, ESQ.
                             NABISCO HOLDINGS CORP
                                . 7 CAMPUS DRIVE
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 682-5000
(Name, address and telephone number, including area code, of agent for service)

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED            PROPOSED
                                                                MAXIMUM             MAXIMUM            AMOUNT OF
                                           AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED     BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)         FEE(1)
Class A Common Stock, par value $.01
  per share..........................       300,000              $45.50           $13,650,000            $4,027

(1) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum offering price per share and the registration fee relating to the Class A Common Stock being registered have been based on the average of the high and low prices of the Class A Common Stock reported on the New York Stock Exchange-Composite Tape on May 18, 1998.

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
                                     PART I

ITEM 1. PLAN INFORMATION

    Not required to be filed with this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

    Not required to be filed with this Registration Statement.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") by Nabisco Holdings Corp., a Delaware corporation ("Nabisco Holdings"), are incorporated as of their respective dates in this Registration Statement by reference:

        A. Nabisco Holdings' Annual Report on Form 10-K for the year ended December 31, 1997;

        B. all other reports filed by Nabisco Holdings pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1997; and

        C. the Description of Nabisco Holdings' Common Stock (the "Common Stock") contained in Nabisco Holdings' Registration Statement on Form 8-A filed with the Commission on December 20, 1994.

    All documents subsequently filed by Nabisco Holdings and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

    Not required to be filed with this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

    James A. Kirkman III, Executive Vice President, General Counsel and Secretary of the Company, is providing an opinion concerning the Class A Common Stock being registered pursuant to this registration statement. Mr. Kirkman owns Class A Common Stock and options to purchase Class A Common Stock accounting for less than 0.1% of the outstanding shares of all classes of Common Stock issued by the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such an officer or director actually and reasonably incurred.

    In accordance with Delaware Law, the Certificate of Incorporation of Nabisco Holdings contains a provision to limit the personal liability of the directors of Nabisco Holdings for violations of their fiduciary duty. This provision eliminates each director's liability to Nabisco Holdings or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Nabisco Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. In addition, the holders of Common Stock are deemed to have consented to certain provisions of the Restated Certificate of Incorporation under which certain allocations of corporate opportunities are not deemed to breach a director's fiduciary duty of loyalty.

    The Restated Certificate of Incorporation of Nabisco Holdings provides for indemnification of the officers and directors of Nabisco Holdings to the full extent permitted by applicable law.

ITEM 7. EXCEPTION FROM REGISTRATION CLAIMED

    Not applicable.

ITEM 8. EXHIBITS

    5      Opinion of James A. Kirkman III, Esq.

    23.1   Consent of Deloitte & Touche LLP

    23.2   Consent of James A. Kirkman III, Esq. (included in Exhibit 5)

    24     Power of Attorney

ITEM 9. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany, State of New Jersey, on May 20, 1998. NABISCO HOLDINGS CORP.

                                NABISCO HOLDINGS CORP.

                                By:           /s/ JAMES A. KIRKMAN III
                                     -----------------------------------------
                                             James A. Kirkman III, Esq.
                                     EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                                                    & SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

              *
------------------------------  Chairman
     Steven F. Goldstone

              *
------------------------------  Director, President and
        James M. Kilts            Chief Executive Officer

              *                 Executive Vice President
------------------------------    and Chief Financial
       James E. Healey            Officer

              *
------------------------------  Senior Vice President and
   Robert A. Schiffner, Jr.       Controller

              *
------------------------------  Director
         Herman Cain

              *
------------------------------  Director
      John T. Chain, Jr.

              *
------------------------------  Director
       David B. Jenkins

              *
------------------------------  Director
        Kay Koplovitz

*By:    /s/ JAMES A. KIRKMAN
                 III
      -------------------------
        James A. Kirkman III,
                Esq.
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

                                                                                                         SEQUENTIALLY
EXHIBIT NUMBER                                  DESCRIPTION OF EXHIBIT                                   NUMBERED PAGE
-----------------  ---------------------------------------------------------------------------------  -------------------
            5      --Opinion of James A. Kirkman III, Esq. regarding the legality of the securities being registered...............................................................

         23.1      --Consent of Deloitte & Touche LLP...............................................

         23.2      --Consent of James A. Kirkman III, Esq. (included in Exhibit 5)..................

           24      --Power of Attorney..............................................................